Contact:        Investor Relations
DaVita Inc.
ir@davita.com
DaVita Inc. 1st Quarter 2022 Results
Denver, Colorado, May 5, 2022 — DaVita Inc. (NYSE: DVA) announced financial and operating results for the quarter ended March 31, 2022.
For the quarter, diluted earnings per share was $1.61, a decrease of (10.1)% from the prior quarter. First quarter 2022 diluted earnings per share was impacted by continued volume pressures from COVID-19, including excess patient mortality and higher missed treatments as a result of the Omicron variant. Additionally, first quarter diluted earnings per share was impacted by higher than normal wage rate increases.

“It is an interesting time right now, as our country and world are facing a unique portfolio of one-time events all happening at the same time,” said Javier Rodriguez, CEO of DaVita. “As our organization works through these challenges, I think it is important to keep in mind why DaVita exists — we are a patient focused organization that provides life-sustaining care to over 240,000 people in twelve countries.”
Financial and operating highlights for the quarter ended March 31, 2022:
•Consolidated revenues were $2.818 billion.
•Operating income was $338 million.
•Diluted earnings per share was $1.61.
•Operating cash flow and free cash flow were $322 million and $147 million, respectively.
•Repurchased 2.1 million shares of our common stock at an average cost of $110.90 per share.

	Three months ended
	March 31, 2022	December 31, 2021	March 31, 2021
Net income attributable to DaVita Inc.:	(dollars in millions, except per share data)
Net income	$162	$187	$237
Diluted per share	$1.61	$1.79	$2.09
Adjusted net income(1)	$162	$212	$237
Diluted per share adjusted(1)	$1.61	$2.02	$2.09

(1)For definitions of non-GAAP financial measures, see the note titled "Note on Non-GAAP Financial Measures" and related reconciliations beginning on page 16.

	Three months ended
	March 31, 2022		December 31, 2021		March 31, 2021
	Amount	Margin	Amount	Margin	Amount	Margin
	(dollars in millions)
Operating income	$338	12.0%	$389	13.2%	$443	15.7%

U.S. dialysis metrics:
Volume: Total U.S. dialysis treatments for the first quarter of 2022 were 7,109,788, or an average of 92,335 treatments per day, representing a per day change of (2.2)% and (2.4)% compared to the fourth quarter of 2021 and first quarter of 2021, respectively. Normalized non-acquired treatment growth in the first quarter of 2022 compared to the first quarter of 2021 was (1.9)%.

	Three months ended		Quarter change	Three months ended		Year to date change
	March 31, 2022	December 31, 2021		March 31, 2022	March 31, 2021
	(dollars in millions, except per treatment data)
Revenue per treatment	$361.35	$361.70	$(0.35)	$361.35	$354.50	$6.85
Patient care costs per treatment	$252.61	$248.12	$4.49	$252.61	$238.69	$13.92
General and administrative	$217	$243	$(26)	$217	$221	$(4)
Primary drivers of the changes in the table above were as follows:
Revenue: The quarter change was driven by a seasonal decline from co-insurance and deductibles, partially offset by an increase in the Medicare base rate in 2022, increases in commercial rate and mix, favorable changes due to the continued shift to Medicare Advantage plans and a seasonal increase from hospital inpatient dialysis treatments. The year to date change was primarily driven by increases in the Medicare base rate in 2022 and commercial mix, as well as favorable changes due to the continued shift to Medicare Advantage plans.
Patient care costs: The quarter change was primarily due to an increase in compensation expenses driven by increased wage rates and seasonal increases in payroll taxes. In addition, our fixed other direct operating expenses in our dialysis centers negatively impacted patient care costs per treatment due to fewer number of treatments in the first quarter of 2022. These increases were partially offset by decreased health benefit expenses, pharmaceutical unit costs and medical supplies expense. The year to date change was primarily due to compensation expenses driven by increased wage rates, as well as increases in fixed other direct operating expenses associated with our dialysis centers, as described above. Other drivers of this change include increases in utilities expense resulting from lower expense in the first quarter of 2021 related to our virtual power purchase arrangements, medical supplies expense, costs related to management meetings and insurance expense. These increases were partially offset by decreased pharmaceutical unit costs and professional fees.
General and administrative: The quarter change was due to declines in compensation expense, professional fees, office supplies, other purchased services and health benefit expenses. The year to date change was due to a decline in professional fees, partially offset by increased costs related to management meetings.
Share repurchases: During the three months ended March 31, 2022, we repurchased 2.1 million shares of our common stock for $233 million, at an average cost of $110.90 per share.
Subsequent to March 31, 2022 through May 4, 2022, we repurchased 0.8 million shares of our common stock for $88 million, at an average cost of $110.28 per share.
Financial and operating metrics:

	Three months ended March 31,		Twelve months ended March 31,
	2022	2021	2022	2021
Cash flow:	(dollars in millions)
Operating cash flow	$322	$154	$2,099	$1,773
Free cash flow(1)	$147	$(17)	$1,297	$986

(1)For definitions of non-GAAP financial measures, see the note titled "Note on Non-GAAP Financial Measures" and related reconciliations beginning on page 16.

Three months ended March 31, 2022
Effective income tax rate on:
Income	21.7%
Income attributable to DaVita Inc.(1)	26.0%

(1)For definitions of non-GAAP financial measures, see the note titled "Note on Non-GAAP Financial Measures" and related reconciliations beginning on page 16.
Center activity: As of March 31, 2022, we provided dialysis services to a total of approximately 241,800 patients at 3,155 outpatient dialysis centers, of which 2,809 centers were located in the United States and 346 centers were located in 11 countries outside of the United States. During the first quarter of 2022, we opened a total of nine new dialysis centers and closed 15 dialysis centers in the United States. We also acquired three dialysis centers and opened four dialysis centers outside of the United States during the first quarter of 2022.
Integrated kidney care (IKC): As of March 31, 2022, we have approximately 40,000 patients in risk-based integrated care arrangements representing approximately $3.3 billion in annualized medical spend. We have an additional 8,000 patients in other integrated care arrangements; we do not include the medical spend for these patients in this annualized medical spend estimate. See additional description of these metrics at Note 2.
Outlook:
The following forward-looking measures and the underlying assumptions involve significant known and unknown risks and uncertainties, including those described below, and actual results may vary materially from these forward-looking measures. For example, the widespread impact of the COVID-19 pandemic continues to generate significant risk and uncertainty, and as a result, our future results could vary materially from the guidance provided below. We do not provide guidance for operating income or diluted net income per share attributable to DaVita Inc. on a basis consistent with United States generally accepted accounting principles (GAAP) nor a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures on a forward-looking basis because we are unable to predict certain items contained in the GAAP measures without unreasonable efforts. These non-GAAP financial measures do not include certain items, including foreign currency fluctuations, which may be significant. The guidance for our effective income tax rate on adjusted income attributable to DaVita Inc. also excludes the amount of third-party owners' income and related taxes attributable to non-tax paying entities.

	2022 guidance
	Low	High
	(dollars in millions, except per share data)
Adjusted operating income	$1,525	$1,675
Adjusted diluted net income per share attributable to DaVita Inc.	$7.50	$8.50
Free cash flow	$850	$1,100
We will be holding a conference call to discuss our results for the first quarter ended March 31, 2022, on May 5, 2022, at 5:00 p.m. Eastern Time. To join the conference call, please dial (877) 918-6630 from the U.S. or (517) 308-9042 from outside the U.S., and provide the operator the password 'Earnings'. A replay of the conference call will be available on our website at investors.davita.com for the following 30 days.

Forward looking statements
DaVita Inc. and its representatives may from time to time make written and oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA), including statements in this release, filings with the Securities and Exchange Commission (SEC), reports to stockholders and in meetings with investors and analysts. All statements in this release, during the related presentation or other meetings, other than statements of historical fact, are forward-looking statements and as such are intended to be covered by the safe harbor for "forward-looking statements" provided by the PSLRA. These forward-looking statements could include, among other things, DaVita's response to and the expected future impacts of the novel coronavirus (COVID-19), including statements about our balance sheet and liquidity, our expenses and expense offsets, revenues, billings and collections, availability or cost of supplies, treatment volumes, mix expectation, such as the percentage or number of patients under commercial insurance, the availability, acceptance, impact, administration and efficacy of COVID-19 vaccines, treatments and therapies, the continuing impact on the U.S. and global economies, unemployment and labor market conditions, and overall impact on our patients and teammates, as well as other statements regarding our future operations, financial condition and prospects, expenses, strategic initiatives, government and commercial payment rates, expectations related to value-based care, integrated kidney care, and Medicare Advantage plan enrollment and our ongoing stock repurchase program, and statements related to our guidance and expectations for future periods and the assumptions underlying any such projections. All statements in this release, other than statements of historical fact, are forward-looking statements. Without limiting the foregoing, statements including the words "expect," "intend," "will," "could," "plan," "anticipate," "believe," "forecast," "guidance," "outlook," "goals," and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on DaVita's current expectations and are based solely on information available as of the date of this release. DaVita undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of changed circumstances, new information, future events or otherwise, except as may be required by law. Actual future events and results could differ materially from any forward-looking statements due to numerous factors that involve substantial known and unknown risks and uncertainties. These risks and uncertainties include, among other things:
•the continuing impact of the dynamic and evolving COVID-19 pandemic, including, without limitation, on our patients, teammates, physician partners, suppliers, business, operations, reputation, financial condition and results of operations; the government's response to the COVID-19 pandemic, including, among other things, federal, state and local vaccine mandates or surveillance testing requirements and the extent to which they may ultimately be applicable to us; the pandemic's continuing impact on the U.S. and global economies, unemployment, labor market conditions, inflation and evolving monetary policies; the availability, acceptance, impact and efficacy of COVID-19 vaccines, treatments and therapies; further spread or resurgence of the virus, including as a result of the emergence of new strains of the virus, such as the Omicron variant or Omicron BA2 subvariant; the continuing impact of the pandemic on our revenue and non-acquired growth due to lower treatment volumes; COVID-19's impact on the chronic kidney disease (CKD) population and our patient population including on the mortality of these patients; any potential negative impact on our commercial mix or the number of our patients covered by commercial insurance plans; continued increased COVID-19-related costs; supply chain challenges and disruptions, including with respect to our clinical supplies; and higher salary and wage expense driven in part by labor market conditions and a high demand for our clinical personnel, any of which may also have the effect of heightening many of the other risks and uncertainties discussed below, and in many cases, the impact of the pandemic and the aforementioned global economic conditions on our business may persist after the pandemic subsides;
•the extent to which the ongoing implementation of healthcare reform, or changes in or new legislation, regulations or guidance, enforcement thereof or related litigation result in a reduction in coverage or reimbursement rates for our services, a reduction in the number of patients enrolled in higher-paying commercial plans or that are enrolled in or select Medicare Advantage plans or other material impacts to our business or operations; or our making incorrect assumptions about how our patients will respond to any such developments;
•risks arising from potential changes in laws, regulations or requirements applicable to us, such as potential and proposed federal and/or state legislation, regulation, ballot, executive action or other initiatives, including, without limitation, those related to healthcare and/or labor matters, such as AB 290 in California;
•the concentration of profits generated by higher-paying commercial payor plans for which there is continued downward pressure on average realized payment rates, and a reduction in the number or percentage of our patients under such plans, including, without limitation, as a result of restrictive plan designs, restrictions or prohibitions on the use and/or availability of charitable premium assistance, which may result in the loss of revenues or patients, or our making incorrect assumptions about how our patients will respond to any change in financial assistance from charitable organizations;

•our ability to successfully implement our strategies with respect to integrated kidney care and value-based care initiatives and home based dialysis in the desired time frame and in a complex, dynamic and highly regulated environment, including, among other things, maintaining our existing business; meeting growth expectations; recovering our investments; entering into agreements with payors, third party vendors and others on terms that are competitive and, as appropriate, prove actuarially sound; structuring operations, agreements and arrangements to comply with evolving rules and regulations; finding, training and retaining appropriate staff; and further developing our integrated care and other capabilities to provide competitive programs at scale;
•a reduction in government payment rates under the Medicare End Stage Renal Disease program, state Medicaid or other government-based programs and the impact of the Medicare Advantage benchmark structure;
•our ability to attract, retain and motivate teammates and our ability to manage operating cost increases or productivity decreases whether due to union organizing activities, legislative or other changes, demand for labor, volatility and uncertainty in the labor market, the current challenging labor market conditions, or other reasons;
•U.S. and global economic and marketplace conditions, inflation, unemployment, labor market conditions, and evolving monetary policies, and our ability to respond to these changing conditions, including our ability to successfully implement cost savings innovations in response;
•noncompliance by us or our business associates with any privacy or security laws or any security breach by us or a third party involving the misappropriation, loss or other unauthorized use or disclosure of confidential information;
•legal and compliance risks, such as our continued compliance with complex, and at times, evolving government regulations and requirements;
•the impact of the political environment and related developments on the current healthcare marketplace and on our business, including with respect to the Affordable Care Act, the exchanges and many other core aspects of the current healthcare marketplace, as well as the composition of the U.S. Supreme Court and the current presidential administration and congressional majority;
•changes in pharmaceutical practice patterns, reimbursement and payment policies and processes, or pharmaceutical pricing, including with respect to hypoxia inducible factors, among other things;
•our ability to develop and maintain relationships with physicians and hospitals, changing affiliation models for physicians, and the emergence of new models of care or other initiatives introduced by the government or private sector that, among other things, may erode our patient base and impact reimbursement rates;
•our ability to complete acquisitions, mergers, dispositions, joint ventures or other strategic transactions that we might announce or be considering, on terms favorable to us or at all, or to successfully integrate any acquired businesses, or to successfully operate any acquired businesses, joint ventures or other strategic transactions, to successfully expand our operations and services in markets outside the United States, or to businesses or products outside of dialysis services;
•continued increased competition from dialysis providers and others, and other potential marketplace changes, including without limitation increased investment in and availability of funding to new entrants in the dialysis and pre-dialysis marketplace;
•the variability of our cash flows, including without limitation any extended billing or collections cycles; the risk that we may not be able to generate or access sufficient cash in the future to service our indebtedness or to fund our other liquidity needs; and the risk that we may not be able to refinance our indebtedness as it becomes due, on terms favorable to us or at all;
•factors that may impact our ability to repurchase stock under our stock repurchase program and the timing of any such stock repurchases, as well as our use of a considerable amount of available funds to repurchase stock;
•risks arising from the use of accounting estimates, judgments and interpretations in our financial statements;
•impairment of our goodwill, investments or other assets;
•our aspirations, goals and disclosures related to environmental, social and governance (ESG) matters, including evolving regulatory requirements affecting ESG standards, measurements and reporting requirements; the availability of suppliers that can meet our sustainability standards; and our ability to recruit, develop and retain diverse talent in our labor markets; and
•the other risk factors, trends and uncertainties set forth in our Annual Report on Form 10-K for the year ended December 31, 2021 and the risks and uncertainties discussed in any subsequent reports that we file or furnish with the SEC from time to time.

The financial information presented in this release is unaudited and is subject to change as a result of subsequent events or adjustments, if any, arising prior to the filing of the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2022.

DAVITA INC.
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(dollars and shares in thousands, except per share data)

	Three months ended March 31,
	2022	2021
Dialysis patient service revenues	$2,716,281	$2,714,587
Other revenues	101,274	105,414
Total revenues	2,817,555	2,820,001
Operating expenses:
Patient care costs	2,018,529	1,938,330
General and administrative	294,820	281,426
Depreciation and amortization	172,944	165,701
Equity investment income, net	(7,046)	(8,058)
Total operating expenses	2,479,247	2,377,399
Operating income	338,308	442,602
Debt expense	(73,791)	(67,014)
Other (loss) income, net	(1,786)	1,168
Income before income taxes	262,731	376,756
Income tax expense	57,013	85,211
Net income	205,718	291,545
Less: Net income attributable to noncontrolling interests	(43,596)	(54,142)
Net income attributable to DaVita Inc.	$162,122	$237,403

Earnings per share attributable to DaVita Inc.:
Basic net income	$1.68	$2.18
Diluted net income	$1.61	$2.09

Weighted average shares for earnings per share:
Basic shares	96,342	109,014
Diluted shares	100,503	113,852

DAVITA INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(unaudited)
(dollars in thousands)

	Three months ended March 31,
	2022	2021
Net income	$205,718	$291,545
Other comprehensive income (loss), net of tax:
Unrealized gains on interest rate cap agreements:
Unrealized gains	41,132	4,882
Reclassifications of net realized losses into net income	1,033	1,033
Unrealized gains (losses) on foreign currency translation:	62,212	(62,544)
Other comprehensive income (loss)	104,377	(56,629)
Total comprehensive income	310,095	234,916
Less: Comprehensive income attributable to noncontrolling interests	(43,596)	(54,142)
Comprehensive income attributable to DaVita Inc.	$266,499	$180,774

DAVITA INC.
CONSOLIDATED STATEMENTS OF CASH FLOW
(unaudited)
(dollars in thousands)

	Three months ended March 31,
	2022	2021
Cash flows from operating activities:
Net income	$205,718	$291,545
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	172,944	165,701
Stock-based compensation expense	24,904	23,595
Deferred income taxes	(41)	18,688
Equity investment loss (income), net	664	(2,924)
Other non-cash charges, net	4,714	3,979
Changes in operating assets and liabilities, net of effect of acquisitions and divestitures:
Accounts receivable	(66,270)	(224,274)
Inventories	849	(5,303)
Other receivables and prepaid and other current assets	(17,966)	13,756
Other long-term assets	3,520	(6,521)
Accounts payable	21,402	(75,504)
Accrued compensation and benefits	(95,927)	(126,330)
Other current liabilities	26,912	26,970
Income taxes	52,473	62,719
Other long-term liabilities	(11,701)	(11,793)
Net cash provided by operating activities	322,195	154,304
Cash flows from investing activities:
Additions of property and equipment	(123,108)	(144,913)
Acquisitions	(5,166)	(3,668)
Proceeds from asset and business sales	11,353	16,337
Purchase of debt investments held-to-maturity	(5,070)	(5,349)
Purchase of other debt and equity investments	(2,726)	(1,779)
Proceeds from debt investments held-to-maturity	5,070	5,349
Proceeds from sale of other debt and equity investments	3,773	11,879
Purchase of equity method investments	(2,962)	(3,200)
Distributions from equity method investments	470	978
Net cash used in investing activities	(118,366)	(124,366)
Cash flows from financing activities:
Borrowings	354,285	1,606,969
Payments on long-term debt	(398,990)	(698,298)
Deferred financing and debt redemption costs	—	(8,346)
Purchase of treasury stock	(236,232)	(316,250)
Distributions to noncontrolling interests	(65,452)	(53,867)
Net payments related to stock purchases and awards	(501)	(2,524)
Contributions from noncontrolling interests	4,929	10,689
Proceeds from sales of additional noncontrolling interests	3,673	—
Purchases of noncontrolling interests	(3,283)	(1,095)
Net cash (used in) provided by financing activities	(341,571)	537,278
Effect of exchange rate changes on cash, cash equivalents and restricted cash	3,363	(7,966)
Net (decrease) increase in cash, cash equivalents and restricted cash	(134,379)	559,250
Cash, cash equivalents and restricted cash at beginning of the year	554,960	501,790
Cash, cash equivalents and restricted cash at end of the period	$420,581	$1,061,040

DAVITA INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)
(dollars and shares in thousands, except per share data)

	March 31, 2022	December 31, 2021
ASSETS
Cash and cash equivalents	$327,502	$461,900
Restricted cash and equivalents	93,079	93,060
Short-term investments	19,407	22,310
Accounts receivable	2,044,346	1,957,583
Inventories	107,722	107,428
Other receivables	441,363	427,321
Prepaid and other current assets	79,261	72,517
Income tax receivable	16,034	25,604
Total current assets	3,128,714	3,167,723
Property and equipment, net of accumulated depreciation of $4,866,988 and $4,763,135, respectively	3,439,337	3,479,972
Operating lease right-of-use assets	2,784,140	2,824,787
Intangible assets, net of accumulated amortization of $64,525 and $60,730, respectively	191,096	177,693
Equity method and other investments	237,788	238,881
Long-term investments	47,866	49,514
Other long-term assets	185,166	136,677
Goodwill	7,072,903	7,046,241
	$17,087,010	$17,121,488
LIABILITIES AND EQUITY
Accounts payable	$433,137	$402,049
Other liabilities	737,160	709,345
Accrued compensation and benefits	565,458	659,960
Current portion of operating lease liabilities	399,101	394,357
Current portion of long-term debt	185,728	179,030
Income tax payable	99,863	53,792
Total current liabilities	2,420,447	2,398,533
Long-term operating lease liabilities	2,622,039	2,672,713
Long-term debt	8,687,487	8,729,150
Other long-term liabilities	108,954	119,158
Deferred income taxes	839,003	830,954
Total liabilities	14,677,930	14,750,508
Commitments and contingencies
Noncontrolling interests subject to put provisions	1,390,757	1,434,832
Equity:
Preferred stock ($0.001 par value, 5,000 shares authorized; none issued)	—	—
Common stock ($0.001 par value, 450,000 shares authorized; 97,342 and 95,238 shares issued and outstanding at March 31, 2022, respectively, and 97,289 shares issued and outstanding at December 31, 2021)	97	97
Additional paid-in capital	595,403	540,321
Retained earnings	516,459	354,337
Treasury stock (2,104 and zero shares, respectively)	(233,318)	—
Accumulated other comprehensive loss	(34,870)	(139,247)
Total DaVita Inc. shareholders' equity	843,771	755,508
Noncontrolling interests not subject to put provisions	174,552	180,640
Total equity	1,018,323	936,148
	$17,087,010	$17,121,488

DAVITA INC.
SUPPLEMENTAL FINANCIAL DATA
(unaudited)
(dollars in millions and shares in thousands, except per treatment data)

	Three months ended
	March 31, 2022	December 31, 2021	March 31, 2021
1. Consolidated business metrics:
Operating margin	12.0%	13.2%	15.7%
General and administrative expenses as a percent of consolidated revenues(1)	10.5%	11.0%	10.0%
Effective income tax rate on income	21.7%	20.8%	22.6%
Effective income tax rate on income attributable to DaVita Inc.(2)	26.0%	25.8%	26.4%
Effective income tax rate on adjusted income attributable to DaVita Inc.(2)	26.0%	16.0%	26.4%

2. Summary of financial results:
Revenues:
U.S. dialysis patient services and other	$2,575	$2,703	$2,590
Other—Ancillary services
Integrated kidney care	87	86	93
Other U.S. ancillary	5	6	6
International dialysis patient service and other	173	170	162
	265	262	261
Eliminations	(22)	(20)	(31)
Total consolidated revenues	$2,818	$2,944	$2,820
Operating income (loss):
U.S. dialysis	$406	$451	$480
Other—Ancillary services
Integrated kidney care	(37)	(39)	(27)
Other U.S. ancillary	(3)	4	1
International(3)	8	6	13
	(32)	(29)	(12)
Corporate administrative support expenses	(36)	(33)	(25)
Total consolidated operating income	$338	$389	$443

DAVITA INC.
SUPPLEMENTAL FINANCIAL DATA - continued
(unaudited)
(dollars in millions and shares in thousands, except per treatment data)

	Three months ended
	March 31, 2022	December 31, 2021	March 31, 2021
3. Summary of reportable segment financial results and metrics:
U.S. dialysis
Financial results
Revenue:
Dialysis patient service revenues	$2,569	$2,697	$2,583
Other revenues	6	6	7
Total operating revenues	2,575	2,703	2,590
Operating expenses:
Patient care costs	1,796	1,850	1,739
General and administrative	217	243	221
Depreciation and amortization	162	166	156
Equity investment income	(6)	(7)	(6)
Total operating expenses	2,169	2,251	2,110
Segment operating income	$406	$451	$480
Metrics
Volume:
Treatments	7,109,788	7,455,560	7,286,934
Number of treatment days	77.0	79.0	77.0
Average treatments per day	92,335	94,374	94,636
Per day year-over-year decrease	(2.4)%	(1.6)%	(2.3)%
Normalized year-over-year non-acquired treatment growth(4)	(1.9)%	(1.8)%	(2.2)%
Operating net revenues:
Average patient service revenue per treatment	$361.35	$361.70	$354.50
Expenses:
Patient care costs per treatment	$252.61	$248.12	$238.69
General and administrative expenses per treatment	$30.50	$32.53	$30.33
Depreciation and amortization expense per treatment	$22.79	$22.22	$21.40
Accounts receivable:
Receivables	$1,837	$1,781	$1,892
DSO	65	61	67

DAVITA INC.
SUPPLEMENTAL FINANCIAL DATA - continued
(unaudited)
(dollars in millions and shares in thousands, except per treatment data)

	Three months ended
	March 31, 2022	December 31, 2021	March 31, 2021
4. Cash flow:
Operating cash flow	$322	$530	$154
Operating cash flow, last twelve months	$2,099	$1,931	$1,773
Free cash flow(2)	$147	$290	$(17)
Free cash flow, last twelve months(2)	$1,297	$1,133	$986
Capital expenditures:
Routine maintenance/IT/other	$84	$132	$90
Development and relocations	$39	$58	$55
Acquisition expenditures	$5	$142	$4
Proceeds from sale of self-developed properties	$8	$13	$16

5. Debt and capital structure:
Total debt(5)	$8,927	$8,965	$9,063
Net debt, net of cash and cash equivalents(5)	$8,599	$8,503	$8,179
Leverage ratio (see calculation on page 14)	3.50x	3.32x	3.39x
Weighted average effective interest rate:
During the quarter	3.35%	3.34%	3.08%
At end of the quarter	3.52%	3.35%	3.18%
On the senior secured credit facilities at end of the quarter	2.54%	2.18%	1.97%
Debt with fixed and capped rates as a percentage of total debt:
Debt with rates fixed by its terms	52%	52%	51%
Debt with rates fixed by its terms or capped by cap agreements	91%	91%	90%
Amount spent on share repurchases	$233	$647	$322
Number of shares repurchased	2,104	6,128	2,949
Certain columns, rows or percentages may not sum or recalculate due to the presentation of rounded numbers.

(1)General and administrative expenses include certain corporate support and long-term incentive compensation.
(2)These are non-GAAP financial measures. For a reconciliation of these non-GAAP financial measures to their most comparable measure calculated and presented in accordance with GAAP, and for a definition of adjusted amounts, see attached reconciliation schedules.
(3)The reported operating income for the three months ended March 31, 2022, December 31, 2021 and March 31, 2021 includes foreign currency gains (losses) embedded in equity method income recognized from our Asia Pacific joint venture of approximately $0.3, $(1.0) and $2.7, respectively.
(4)Normalized non-acquired treatment growth reflects year-over-year growth in treatment volume, adjusted to exclude acquisitions and other similar transactions, and further adjusted to normalize for the number and mix of treatment days in a given quarter versus the prior year quarter.
(5)The debt amounts as of March 31, 2022, December 31, 2021 and March 31, 2021 presented exclude approximately $53.6, $56.7 and $65.2, respectively, of debt discount, premium and other deferred financing costs related to our senior secured credit facilities and senior notes in effect or outstanding at that time.

DAVITA INC.
SUPPLEMENTAL FINANCIAL DATA-continued
(unaudited)
(dollars in millions)
Note 1: Calculation of the Leverage Ratio
Under our senior secured credit facilities (the Credit Agreement) dated August 12, 2019, the leverage ratio is defined as (a) all funded debt plus the face amount of all letters of credit issued, minus unrestricted cash and cash equivalents (including short-term investments) not to exceed $750 divided by (b) "Consolidated EBITDA." The leverage ratio determines the interest rate margin payable by the Company for its Term Loan A and revolving line of credit under the Credit Agreement by establishing the margin over the base interest rate (LIBOR) that is applicable. The calculation below is based on the last twelve months of "Consolidated EBITDA," as of the end of the reported period and pro forma for acquisitions or divestitures that occurred during the period, and "Consolidated net debt" at the end of the reported period, each as defined in the Credit Agreement. The Company’s management believes the presentation of "Consolidated EBITDA" is useful to investors to enhance their understanding of the Company’s leverage ratio under its Credit Agreement. The leverage ratio calculated by the Company is a non-GAAP measure and should not be considered a substitute for the ratio of total debt to operating income, determined in accordance with GAAP. The Company’s calculation of its leverage ratio might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures of other companies.

	Twelve months ended
	March 31, 2022	December 31, 2021	March 31, 2021
Net income attributable to DaVita Inc.(1)	$903	$978	$791
Income taxes	279	307	308
Interest expense	268	261	255
Depreciation and amortization	688	681	641
Noncontrolling interests and equity investment income, net	223	233	247
Stock-settled stock-based compensation	102	101	94
Debt prepayment, refinancing and redemption charges	—	—	86
Loss on changes in ownership interest, net	—	—	16
Other	20	13	29
"Consolidated EBITDA"	$2,481	$2,574	$2,468

	March 31, 2022	December 31, 2021	March 31, 2021
Total debt, excluding debt discount and other deferred financing costs(2)	$8,927	$8,965	$9,063
Letters of credit issued	108	69	65
	9,035	9,034	9,128
Less: Cash and cash equivalents including short-term investments(3)	(344)	(481)	(750)
Consolidated net debt	$8,691	$8,554	$8,378
Last twelve months "Consolidated EBITDA"	$2,481	$2,574	$2,468
Leverage ratio	3.50x	3.32x	3.39x
Maximum leverage ratio permitted under the Credit Agreement	5.00x	5.00x	5.00x
Certain columns or rows may not sum or recalculate due to the presentation of rounded numbers.

(1)The net income measure presented is our net income attributable to DaVita Inc., since the Credit Agreement requires divestitures to be reflected on a pro forma basis for our leverage ratio calculation, and this measure of net income already excludes our discontinued operations divested.
(2)The debt amounts as of March 31, 2022, December 31, 2021 and March 31, 2021 presented exclude approximately $53.6, $56.7 and $65.2, respectively, of debt discount, premium and other deferred financing costs related to our senior secured credit facilities and senior notes in effect at that time.
(3)This excludes amounts not readily convertible to cash related to the Company's non-qualified deferred compensation plans for all periods presented. The Credit Agreement limits the amount deducted for cash and cash equivalents, including short-term investments, to the lesser of all unrestricted cash and cash equivalents, including short-term investments of the Company or $750.

DAVITA INC.
INTEGRATED CARE METRICS
(unaudited)
Note 2:    Integrated Care Metrics
Our integrated kidney care (IKC) business is party to a variety of risk-based integrated care and disease management arrangements, including value-based care (VBC) contracts under which we assume full or shared financial risk for the total medical cost of care for patients below or above a benchmark.
The aggregate amount of medical spend associated with risk-based integrated care arrangements that we disclose includes both medical costs included in our reported expenses for certain risk-based arrangements (such as its special needs plans), as well as the aggregate estimated benchmark amount above or below which we will incur profit or loss on for VBC arrangements under which third-party medical costs are not included in our reported results. This metric is an annualization of our estimate of this amount for the most recent quarter.
A number of our VBC contracts are subject to complex or novel patient attribution mechanics and benchmark adjustments, some of which are based on information not reported to us until periods after we report our quarterly results. As a result, our estimates of our patients under, and the dollar amount of, our value-based contracts remain subject to estimation uncertainty.

DAVITA INC.
RECONCILIATIONS FOR NON-GAAP MEASURES
(unaudited)
Note on Non-GAAP Financial Measures
As used in this press release, the term "adjusted" refers to non-GAAP measures as follows, each as reconciled to its most comparable GAAP measure as presented in the non-GAAP reconciliations in the notes to this press release: (i) for income measures, the term "adjusted" refers to operating performance measures that exclude certain items such as impairment charges, (gain) loss on ownership changes, restructuring charges, accruals for legal matters and debt prepayment and refinancing charges; and (ii) the term "effective income tax rate on adjusted income attributable to DaVita Inc." represents the Company’s effective tax rate excluding applicable non-GAAP items and the tax associated with them as well as noncontrolling owners’ income, which primarily relates to non-tax paying entities.
These non-GAAP or "adjusted" measures are presented because management believes these measures are useful adjuncts to GAAP results. However, these non-GAAP measures should not be considered alternatives to the corresponding measures determined under GAAP.
Specifically, management uses adjusted operating income, adjusted net income attributable to DaVita Inc. and adjusted diluted net income per share attributable to DaVita Inc. to compare and evaluate our performance period over period and relative to competitors, to analyze the underlying trends in our business, to establish operational budgets and forecasts and for incentive compensation purposes. We believe these non-GAAP measures also are useful to investors and analysts in evaluating our performance over time and relative to competitors, as well as in analyzing the underlying trends in our business. Furthermore, we believe these presentations enhance a user's understanding of our normal consolidated results by excluding certain items which we do not believe are indicative of our ordinary results of operations. As a result, adjusting for these amounts allows for comparison to our normalized prior period results.
In addition, the effective income tax rate on income attributable to DaVita Inc. excludes noncontrolling owners' income, which primarily relates to non-tax paying entities.
The effective income tax rate on adjusted income attributable to DaVita Inc. excludes noncontrolling owners' income and certain non-deductible and other charges which we do not believe are indicative of our ordinary results. Accordingly, we believe these adjusted effective income tax rates are useful to management, investors and analysts in evaluating our performance and establishing expectations for income taxes incurred on our ordinary results attributable to DaVita Inc.
Finally, free cash flow represents net cash provided by operating activities less distributions to noncontrolling interests and all capital expenditures (including development capital expenditures, routine maintenance and information technology); plus contributions from noncontrolling interests and proceeds from the sale of self-developed properties. Management uses this measure to assess our ability to fund acquisitions and meet our debt service obligations and we believe this measure is equally useful to investors and analysts as an adjunct to cash flows from operating activities and other measures under GAAP.
It is important to bear in mind that these non-GAAP "adjusted" measures are not measures of financial performance or liquidity under GAAP and should not be considered in isolation from, nor as substitutes for, their most comparable GAAP measures.
The following Notes 3 through 5 provide reconciliations of the non-GAAP financial measures presented in this press release to their most comparable GAAP measures.

DAVITA INC.
RECONCILIATIONS FOR NON-GAAP MEASURES - continued
(unaudited)
(dollars in millions, except per share data)
Note 3:    Adjusted net income and adjusted diluted net income per share attributable to DaVita Inc.

	Three months ended
	March 31, 2022		December 31, 2021		March 31, 2021
	Dollars	Per share	Dollars	Per share	Dollars	Per share
Net income attributable to DaVita Inc.	$162	$1.61	$187	$1.79	$237	$2.09
Operating charges:
Income tax impact related to prior legal settlement	—	—	25	0.24	—	—
Adjusted net income attributable to DaVita Inc.	$162	$1.61	$212	$2.02	$237	$2.09
Certain columns or rows may not sum or recalculate due to the presentation of rounded numbers.
Note 4:    Effective income tax rates on income attributable to DaVita Inc.

	Three months ended
	March 31, 2022	December 31, 2021	March 31, 2021
Income before income taxes	$263	$315	$377
Noncontrolling owners’ income primarily attributable to non-tax paying entities	(44)	(62)	(54)
Income before income taxes attributable to DaVita Inc.	$219	$253	$323

Income tax expense	$57	$66	$85
Income tax attributable to noncontrolling interests	—	—	—
Income tax expense attributable to DaVita Inc.	$57	$65	$85

Effective income tax rate on income attributable to DaVita Inc.	26.0%	25.8%	26.4%
The effective income tax rate on adjusted income attributable to DaVita Inc. is computed as follows:

	Three months ended
	March 31, 2022	December 31, 2021	March 31, 2021
Income before income taxes	$263	$315	$377
Noncontrolling owners’ income primarily attributable to non-tax paying entities	(44)	(62)	(54)
Income before income taxes attributable to DaVita Inc.	$219	$253	$323
Income tax expense	$57	$66	$85
Less income tax related to:
Prior legal settlement	—	(25)	—
Noncontrolling interests	—	—	—
Income tax on adjusted income attributable to DaVita Inc.	$57	$41	$85
Effective income tax rate on adjusted income attributable to DaVita Inc.	26.0%	16.0%	26.4%
Certain columns, rows or percentages may not sum or recalculate due to the presentation of rounded numbers.

DAVITA INC.
RECONCILIATIONS FOR NON-GAAP MEASURES - continued
(unaudited)
(dollars in millions)
Note 5:    Free cash flow

	Three months ended
	March 31, 2022	December 31, 2021	March 31, 2021
Net cash provided by operating activities	$322	$530	$154
Adjustments to reconcile net cash provided by operating activities to free cash flow:
Distributions to noncontrolling interests	(65)	(67)	(54)
Contributions from noncontrolling interests	5	3	11
Expenditures for routine maintenance and information technology	(84)	(132)	(90)
Expenditures for development	(39)	(58)	(55)
Proceeds from sale of self-developed properties	8	13	16
Free cash flow	$147	$290	$(17)

	Twelve months ended
	March 31, 2022	December 31, 2021	March 31, 2021
Net cash provided by operating activities	$2,099	$1,931	$1,773
Adjustments to reconcile net cash provided by operating activities to free cash flow:
Distributions to noncontrolling interests	(256)	(244)	(249)
Contributions from noncontrolling interests	26	32	44
Expenditures for routine maintenance and information technology	(416)	(421)	(408)
Expenditures for development	(204)	(220)	(257)
Proceeds from sale of self-developed properties	48	56	83
Free cash flow	$1,297	$1,133	$986
Certain columns or rows may not sum or recalculate due to the presentation of rounded numbers.